EXHIBIT 99.1

               Simulations Plus Estimates FY 2001 Revenues Up 40%

  Audio Replay of the Annual Meeting Company Presentation Will Be Available on
                           Simulation Plus' Web Site

         Lancaster, Calif., February 27, 2001. Simulations Plus, Inc. (OTCBB:
SIMU.OB www.simulations-plus.com), a leading provider of ADME neural net and absorption simulation software for pharmaceutical discovery and development, released estimates for its fiscal year 2001 revenues at its annual meeting of shareholders on Monday, February 26, 2001.

         The Company estimates consolidated revenues of $5 million in the fiscal year ending August 31, 2001. This represents an increase of about 40% over the previous year.

         The consolidated revenue estimate is comprised of an estimated $3.5 million in sales from the Company's wholly owned Words+, Inc. subsidiary, an increase of 35 percent over the previous fiscal year, and an estimated $1.5 million in sales from its pharmaceutical software and services, an increase of 67 percent over the previous fiscal year. Management emphasized that these are only estimates, and unforeseen factors could cause actual performance to be lower or higher than these estimates.

         Simulations Plus is preparing an audio replay of the annual meeting company presentation made by its chairman and chief executive officer, Walt Woltosz. This replay is expected to be available on the Company's Web Site, www.simulations-plus.com beginning the first week of March, 2001.

         Simulations Plus, Inc. is a premier developer of ground-breaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. The Company also has two other businesses, Words+, Inc. and FutureLab(TM), which are based on its proprietary software technologies.

         Simulations Plus, Inc. has headquarters in Southern California and trades on the Over the Counter Bulletin Board under the symbol "SIMU."

         Safe harbor statement under the Private Securities Litigation Act of 1995: With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: continuing competitive advantage of the Company's products, the economics of the pharmaceutical and disability industries, the availability of working capital, and a sustainable market. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission.